Meyler & Company LLC
Certified Public Accountants
& Management Consultants

One Arin Park
1715 Highway 35
Middletown, NJ 07748

Phone: 732-671-2244

December 12, 2005

Mr. David Chiueh
Upright Growth Fund, Inc.
615 West Mt. Pleasant Avenue
Livingston, NJ 07039

Dear Mr. Chiueh:

In connection with my recent conversation with the SEC representative, they have requested that I provide you a letter indicating that because of the inclement weather on Friday December 9, 2005, and the fact that you could not reach me regarding certain audit fee information, that the Fund had to take an extension.

Should you need any further information, please advise.

Very truly yours,

William A. Meyler

William A. Meyler, CPA